CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our reports dated May 31, 2016, relating to the financial statements and financial highlights which appear in the March 31, 2016 Annual Reports to Shareholders of AMG Pantheon Fund, LLC and AMG Pantheon Master Fund, LLC, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts

July 22, 2016